Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund and other Funds of the Company was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of each Fund’s Board.  Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Affiliated Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	288,006,375.806	8,016,004.387
Robert B. Calhoun, Jr.	288,383,272.596	7,639,107.597
Eric C. Fast	288,636,637.008	7,385,743.185
Daria L. Foster	288,361,783.159	7,660,597.034
Evelyn E. Guernsey	288,542,961.730	7,479,418.463
Julie A. Hill	288,493,402.210	7,528,977.983
Franklin W. Hobbs	288,498,778.835	7,523,601.358
James M. McTaggart	288,446,765.262	7,575,614.931
James L.L. Tullis	288,293,151.352	7,729,228.841

No Directors other than these elected are now in office.